UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2011

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

724 E. Metler Lane Spokane, WA	99218
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

 Entry Into a Material Definitive Agreement

On March 28, 2011, Kisa Gold Mining, Inc., an Alaska corporation (“Kisa”), a wholly-owned subsidiary of Gold Crest Mines, Inc., (the “Company”) executed a Master Earn-In agreement with North Fork LLC, (“North Fork”) an Alaska limited liability company.

This agreement calls for North Fork to explore for gold deposits on Kisa’s claim blocks in the Southwest Kuskokwim Project area (“Projects”).  The Projects consist of exploration properties in southwest Alaska approximately 90 miles east of the village of Bethel covering approximately 42,280 acres of State of Alaska-owned lands in claim groups known as the Kisa, Luna, AKO, GL, Chilly, Little Swift, Gold Creek, GO and Gossan Valley within the Kuskokwim Mineral Belt.

The following is a breakdown of the proposed earn-in terms:

1.

The initial interest at the time North Fork exercises its option to earn into the Projects will be as follows:

a.

Gold Crest Mines, Inc. – 100%

b.

North Fork – 0%

2.

North Fork can earn a 51% interest in the Projects by the expenditure of $3,000,000 on the Projects by October 31, 2013.

3.

If North Fork withdraws from the Joint Venture prior to earning a 51% interest in the Projects, it will have no further interest in the Projects.

4.

North Fork can earn an additional 24% interest in the Projects, taking its total interest to 75% by the expenditure of an additional $3,000,000 by October 31, 2016.

5.

North Fork can earn a total interest of 90% in any of the Project claim blocks by the completion of a Bankable Feasibility Study.

6.

Gold Crest Mines, Inc. will retain a free carried 10% interest in the Projects up to a Decision to Mine at which point it can elect to contribute at 10% or dilute to a 2% Net Smelter Royalty.

7.

North Fork is obliged to keep the Projects in good standing.

8.

North Fork is the sole manager of the Projects and will make all decisions in regards to the exploration programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Matt J. Colbert

Chief Financial Officer

Date: March 30, 2011

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